Exhibit 99.1

BTU International Reports Third Quarter 2011 Results

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--November 1, 2011--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment to the alternative energy and electronics manufacturing markets, today announced its financial results for the third quarter ended on October 2, 2011.

Third quarter net sales were $16.9 million, down from $19.0 million in the preceding quarter and compared to $19.0 million for the same quarter a year ago. Net loss for the third quarter of 2011, including the restructuring charge of $352,000 or $0.04 per diluted share, was $2.0 million, or a loss of $0.21 per diluted share, compared to basically breakeven in the preceding quarter, and compared to breakeven in the third quarter of 2010.

Net sales for the first nine months of 2011 were $61.3 million compared to $54.2 million for the first nine months of 2010. Net loss for the nine months ended October 2, 2011, including the restructuring charge of $352,000 or $0.04 per diluted share, was $0.2 million, or $0.02 cents per diluted share, compared to a net loss of $0.1 million, or a loss of $0.01 per diluted share, for the first nine months of 2010.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, BTU chairman and CEO, said, “Our quarter was clearly affected by the slowdown in the solar industry that has impacted all equipment suppliers. As a result, we took the difficult step of reducing our permanent and contract staff, primarily in the United States, from June 2011 levels. Sales reflected solid contributions from our electronics business which delivered the majority of our major systems revenue for the third quarter.”

Outlook

“The worldwide slowdown in the solar marketplace has impacted our outlook for the year with our near-term revenue now expected to be weighted toward our electronics products. Our fourth quarter revenue guidance is in the $15 million to $16 million range with somewhat lower gross margins than the previous quarter due to under absorption of overhead. We foresee that the pause in capacity expansion in the solar industry is likely to continue into the first half of 2012.

“We are encouraged by the recent results of our latest generation solar products including our in-line diffusion and next generation metallization technology. BTU shipped the first production sized anneal systems during the third quarter, 2011. These systems address new market opportunities in increasing cell efficiencies. This process step is applicable to both P- and N-type cells. Our solar process laboratories in the USA and China are playing an important role by demonstrating new technologies to our customers. These technologies will drive cost per watt down by means of increased cell efficiencies and improved line throughput,” concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the fourth quarter of 2011, in a conference call to be held today, November 1, at 5:00 p.m. Eastern Daylight Savings Time. The dial-in number to participate in the conference call is (877) 303-9139. A webcast of the conference call will be available on BTU’s website at www.btu.com. Replays of the call will be available through November 15, 2011, and can be accessed at this website or by phone at (855) 859-2056, pass code 91037588.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment and processes to the alternative energy and electronics manufacturing markets. BTU equipment is used in solar cell, nuclear fuel and fuel cell manufacturing as well as in the production of printed circuit board assemblies and semiconductor packaging. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company's expected financial performance for the fourth quarter and fiscal year 2011. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the timing of any scheduled deliveries under our previously announced in-line diffusion equipment orders, the demand for thermal processing equipment, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission, including but not limited to the company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2011. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of November 1, 2011, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010

Net sales	$16,865	$19,011	$61,250	$54,235
Costs of goods sold	10,506	10,845	36,509	31,281

Gross profit	6,359	8,166	24,741	22,954

Operating expenses:
Selling, general and administrative	5,802	5,758	17,710	16,533
Research, development and engineering	1,914	1,618	5,545	4,813
Restructuring	352	-	352	-
Operating income (loss)	(1,709)	790	1,134	1,608

Interest income	21	21	54	62
Interest expense	(119)	(155)	(372)	(466)
Foreign exchange loss	(23)	(114)	(172)	(9)
Other income (loss)	6	(5)	231	5

Income (loss) before provision for income taxes	(1,824)	537	875	1,200

Provision for income taxes	179	557	1,063	1,258

Net loss	$(2,003)	$(20)	$(188)	$(58)

Loss per share:
Basic	$(0.21)	$(0.00)	$(0.02)	$(0.01)
Diluted	$(0.21)	$(0.00)	$(0.02)	$(0.01)

Weighted average number of shares outstanding:
Basic shares	9,462,281	9,285,002	9,418,708	9,269,047
Effect of dilutive options	-	-	-	-

Diluted shares	9,462,281	9,285,002	9,418,708	9,269,047

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	October 2,	December 31,
Assets	2011	2010

Current assets
Cash and cash equivalents	$19,389	$22,753
Accounts receivable	14,530	17,895
Inventories, net	22,358	19,274
Other current assets	1,235	1,091

Total current assets	57,512	61,013

Property, plant and equipment, net	5,995	6,148

Other assets, net	126	484

Total assets	$63,633	$67,645

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$374	$359
Accounts payable	6,346	10,116
Other current liabilities	7,302	9,001

Total current liabilities	14,022	19,476

Long-term debt, less current portion	8,050	8,329

Total liabilities	22,072	27,805

Total stockholders' equity	41,561	39,840

Total liabilities and stockholders' equity	$63,633	$67,645

Source: BTU International E

CONTACT:
Company Contact:
BTU International, Inc.
Peter Tallian, 978-667-4111
Chief Financial Officer
or
Agency Contact:
For BTU International, Inc.
IR Counsel
Bill Monigle, 941-497-1622